Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors
Culp, Inc.:

We consent to the use of our report dated May 31, 2002, with respect to the consolidated balance sheets of Culp, Inc. and subsidiary as of April 28, 2002 and April 29, 2001, and the related consolidated statements of income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended April 28, 2002, incorporated herein by reference.

Greensboro, North Carolina
December 12, 2002